UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2008

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On July 17, 2008, the Company completed the acquisition of the Genco Cavalier, a 2007-built Supramax vessel, from Bocimar International N.V. and Delphis N.V. The Company had agreed to buy the vessel under the terms of agreements that the Company entered into with Bocimar International N.V. and Delphis N.V. on May 9, 2008 to purchase three drybulk vessels for an aggregate purchase price of approximately $257 million.  The Genco Cavalier is the second vessel to be delivered to the Company under such agreements.  The Company paid a total purchase price of approximately $74 million for the Genco Cavalier, which the Company financed with borrowings under its 2007 credit facility.  The Genco Cavalier is expected to be delivered to its charterer, Samsun Logix Corporation, on or about July 19, 2008, to commence a time charter for 24 to 26.5 months at a cash rate of $48,500 per day, less a 5% third party brokerage commission. The charter is due to expire between July 2010 and October 2010.

A copy of the Company’s press release announcing the delivery of this vessel to the Company is attached hereto as Exhibit 99.1 and incorporated into this Item 2.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1       Press Release dated July 17, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

             GENCO SHIPPING & TRADING LIMITED

                                         DATE:  July 17, 2008

                         /s/ Robert Gerald Buchanan
                         Robert Gerald Buchanan
                         President

EXHIBIT INDEX

Exhibit No.	Description

99.1         Press Release dated July 17, 2008.